Exhibit 99.1

Oaktree Strategic Income Corporation Announces First Fiscal Quarter 2021 Financial Results and Declares Increased Distribution of $0.155 Per Share

LOS ANGELES, CA, February 4, 2021—Oaktree Strategic Income Corporation (NASDAQ: OCSI) (“Oaktree Strategic Income” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2020.

Financial Highlights for the Quarter Ended December 31, 2020

•	Total investment income was $9.0 million ($0.30 per share) for the first fiscal quarter of 2021, unchanged as compared with $9.0 million ($0.30 per share) for the fourth fiscal quarter of 2020.

•

Net investment income was $4.0 million ($0.14 per share) for the first fiscal quarter of 2021, up 7% as compared with $3.7 million ($0.13 per share) for the fourth fiscal quarter of 2020. The increase in net investment income was primarily driven by lower interest expense resulting from lower outstanding borrowings and lower Part I incentive fees. This was offset by higher professional fees incurred in connection with the Company’s pending merger with Oaktree Specialty Lending Corporation (“OCSL”).

•

Net asset value (“NAV”) per share was $9.38 as of December 31, 2020, up 4% from $9.05 as of September 30, 2020. The increase was primarily attributable to unrealized gains resulting from price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations.

•

Originated $55.8 million of new investment commitments and received $34.3 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2020. Of these new investment commitments, 100.0% were first lien loans. The weighted average yield on new debt investments was 8.2%.

•	Total debt outstanding was $252.8 million as of December 31, 2020. The total debt to equity ratio was 0.91x, and the net debt to equity ratio was 0.87x, after adjusting for cash and cash equivalents.

•

Liquidity as of December 31, 2020 was composed of $13.6 million of unrestricted cash and cash equivalents and $87.2 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $47.1 million ($33.1 million excluding unfunded commitments to the OCSI Glick JV), with approximately $29.1 million that can be drawn immediately. The remaining $4.0 million is subject to certain milestones that must be met by one of the Company’s portfolio companies.

•

A quarterly cash distribution was declared of $0.155 per share, an increase of 7% from the prior quarter and the second consecutive quarterly distribution increase, payable on February 26, 2021 to stockholders of record on February 12, 2021.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSI produced solid first quarter results, highlighted by continued NAV appreciation and strong earnings generation. NAV grew by 4% in the quarter, reflecting the continued improvement in credit market conditions and the strong credit quality of the portfolio. Net investment income rose by 7% from the fourth quarter, underscoring our recent opportunistic investment activity and our rotation out of lower yielding investments. Given our continued strong results, the Board of Directors announced a 7% increase to the quarterly dividend to $0.155, returning it to its pre-pandemic level.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.155 per share, an increase of 7%, or $0.01 per share, from the prior quarter, payable on February 26, 2021 to stockholders of record on February 12, 2021.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
	December 31, 2020 (unaudited)	September 30, 2020 (unaudited)	December 31, 2019 (unaudited)
Operating results:
Interest income	$7,687,713	$7,730,348	$11,211,885
PIK interest income	1,083,572	938,550	3,563
Fee income	215,460	277,251	387,665
Dividend income	—	6,008	—

Total investment income	8,986,745	8,952,157	11,603,113
Net expenses	4,986,519	5,206,521	6,875,533

Net investment income	4,000,226	3,745,636	4,727,580
Net realized and unrealized gains (losses)	10,032,153	16,910,056	1,406,674

Net increase (decrease) in net assets resulting from operations	$14,032,379	$20,655,692	$6,134,254

Net investment income per common share	$0.14	$0.13	$0.16
Net realized and unrealized gains (losses) per common share	$0.34	$0.57	$0.05
Earnings (loss) per common share — basic and diluted	$0.48	$0.70	$0.21

	As of
	December 31, 2020 (unaudited)	September 30, 2020
Select balance sheet and other data:
Cash and cash equivalents	$13,604,901	$25,072,749
Investment portfolio at fair value	520,996,286	502,293,365
Total debt outstanding	252,756,800	267,586,378
Net assets	276,441,109	266,681,411
Net asset value per share	9.38	9.05
Total debt to equity ratio	0.91x	1.00x
Net debt to equity ratio	0.87x	0.91x

Total investment income for the quarter ended December 31, 2020 was $9.0 million and included $7.7 million of interest income from portfolio investments, $1.1 million of payment-in-kind (“PIK”) interest income and $0.2 million of fee income. Total investment income was flat as compared to the quarter ended September 30, 2020.

Net expenses for the quarter ended December 31, 2020 totaled $5.0 million, down $0.2 million from $5.2 million in the quarter ended September 30, 2020. The decline was primarily attributable to $0.4 million of lower interest expense resulting from lower outstanding borrowings and $0.3 million of lower Part I incentive fees. This was offset by $0.6 million of higher professional fees primarily driven by the Company’s pending merger with OCSL.

Net investment income for the quarter ended December 31, 2020 was $4.0 million ($0.14 per share), up as compared with $3.7 million ($0.13 per share) for the quarter ended September 30, 2020, primarily driven by a $0.2 million decrease in net expenses.

Net realized and unrealized gains on the investment portfolio for the quarter were $10.0 million, primarily driven by price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2020 (unaudited)	September 30, 2020 (unaudited)	December 31, 2019 (unaudited)
Investments at fair value	$520,996	$502,293	$584,454
Number of portfolio companies	78	78	84
Average portfolio company debt size	$6,700	$6,600	$7,100
Asset class:
Senior secured debt	89.3%	89.7%	90.7%
OCSI Glick JV	10.2%	9.8%	9.3%
Equity	0.5%	0.5%	—%
Non-accrual debt investments:
Non-accrual investments at fair value	$53,366	$49,910	$—
Non-accrual investments as a percentage of debt investments	10.3%	9.9%	—%
Number of investments on non-accrual	1	1	—
Interest rate type:
Percentage floating-rate	97.9%	98.1%	100.0%
Percentage fixed-rate	2.1%	1.9%	—%
Yields:
Weighted average yield on debt investments[1]	6.5%	6.3%	7.2%
Weighted average yield on debt investments (excluding the OCSI Glick JV)[2]	7.3%	7.0%	7.1%
Cash component of weighted average yield on debt investments	5.5%	5.3%	7.0%
Weighted average yield on total portfolio investments[3]	6.5%	6.3%	7.2%
Investment activity:
New investment commitments	$55,800	$54,100	$34,900
New funded investment activity[4]	$43,000	$51,900	$37,900
Proceeds from prepayments, exits, other paydowns and sales	$34,300	$71,600	$46,000
Net new investments[5]	$8,700	$(19,700)	$(8,100)
Number of new investment commitments in new portfolio companies	9	9	9
Number of new investment commitments in existing portfolio companies	3	3	2
Number of portfolio company exits	9	6	9

[1]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, excluding the Company’s share of the return on debt investments in the OCSI Glick JV.

[3]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2020, the fair value of the Company’s investment portfolio was $521.0 million and was composed of investments in 78 companies, including the OCSI Glick JV.

As of December 31, 2020, 89.3% of the Company’s portfolio at fair value consisted of senior secured debt investments, including 85.7% of first liens and 3.6% of second liens, and 10.2% was related to a subordinated note investment in the OCSI Glick JV.

The Company’s investments in the OCSI Glick JV totaled $53.4 million at fair value as of December 31, 2020, up 8% from $49.4 million as of September 30, 2020. The increase in the value of the Company’s investments in the OCSI Glick JV was primarily driven by unrealized appreciation in the underlying investment portfolio resulting from the broader market recovery during the quarter and the OCSI Glick JV’s use of leverage. The Company’s investment in the OCSI Glick JV remained on non-accrual status as of December 31, 2020. While the Company did not recognize interest income from the OCSI Glick JV during the quarter, the underlying OCSI Glick JV portfolio generated net investment income of $1.4 million. Following quarter-end, the OCSI Glick JV used these proceeds to make a $1.4 million repayment of outstanding principal on the subordinated notes, of which $1.2 million was paid to the Company.

As of December 31, 2020, the OCSI Glick JV had $154.1 million in assets, including senior secured loans to 42 portfolio companies. As of December 31, 2020, two investments held by the OCSI Glick JV were on non-accrual status, which represented 1.5% of the OCSI Glick JV portfolio at cost and 1.3% at fair value, respectively. As of December 31, 2020, OCSI Glick JV had $11.3 million of undrawn capacity (subject to borrowing base and other limitations) on its senior revolving credit facility.

Liquidity and Capital Resources

As of December 31, 2020, the Company had total principal value of debt outstanding of $252.8 million under its credit facilities. The Company was in compliance with all financial covenants under its credit facilities as of December 31, 2020.

Liquidity as of December 31, 2020 was composed of $13.6 million of unrestricted cash and cash equivalents and $87.2 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $47.1 million ($33.1 million excluding unfunded investment commitments to the OCSI Glick JV), with approximately $29.1 million that can be drawn immediately. The remaining $4.0 million is subject to certain milestones that must be met by one of the Company’s portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of December 31, 2020, the weighted average interest rate on debt outstanding was 2.6%, flat as compared to September 30, 2020.

The Company’s total debt to equity ratio was 0.91x and 1.00x as of December 31, 2020 and September 30, 2020, respectively. The Company’s net debt to equity ratio was 0.87x and 0.91x as of December 31, 2020 and September 30, 2020, respectively.

Recent Developments

Merger Update

On January 19, 2021, OCSL filed an amended registration statement on Form N-14, which included a joint proxy statement of OCSL and the Company and OCSL’s prospectus. The registration statement on Form N-14 was declared effective by the SEC on January 21, 2021. On January 21, 2021, the Company filed its final joint proxy statement/prospectus with the SEC, which was mailed on or about January 21, 2021 to the Company’s stockholders of record as of January 19, 2021. The Company’s special meeting of stockholders and OCSL’s annual meeting of stockholders are both scheduled for March 15, 2021 to vote on the matters described in the joint proxy statement/prospectus as required by the Merger Agreement.

The transaction is expected to close soon after the meetings of stockholders in March 2021, subject to stockholder approval and other customary closing conditions.

Conference Call Information

Oaktree Strategic Income will host a conference call to discuss its first fiscal quarter 2021 results at 12:30 p.m. Eastern Time / 9:30 a.m. Pacific Time on February 4, 2021. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers), participant password “Oaktree Strategic Income.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Strategic Income’s website, www.oaktreestrategicincome.com. During the earnings conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Strategic Income’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10151068, beginning approximately one hour after the broadcast.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ:OCSI) is a specialty finance company dedicated to providing customized capital solutions for middle-market companies in both the syndicated and private placement markets. The Company’s investment objective is to generate a stable source of current income while minimizing the risk of principal loss and, to a lesser extent, capital appreciation by providing innovative first-lien financing solutions to companies across a wide variety of industries. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the two-step merger of OCSL with and into the Company (the “Mergers”). The forward-looking statements may include statements as to: future operating results of OCSL and the Company and distribution projections; business prospects of OCSL and the Company and the prospects of their portfolio companies; and the impact of the investments that OCSL and the Company expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the Mergers closing; (ii) the expected synergies and savings associated with the Mergers; (iii) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (iv) the percentage of OCSL and the Company’s stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, (x) risks associated with possible disruption in the operations of OCSL and the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in OCSL’s and the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (xiii) general considerations associated with the COVID-19 pandemic; and (xiv) other considerations that may be disclosed from time to time in OCSL’s and the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and it assumes no obligation to update any such forward-looking statements. Although the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Strategic Income Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2020 (unaudited)	September 30, 2020
ASSETS
Investments at fair value:
Control investments (cost December 31, 2020: $71,157,302; cost September 30, 2020: $72,157,302)	$53,365,955	$49,409,901
Non-control/Non-affiliate investments (cost December 31, 2020: $476,033,813; cost September 30, 2020: $466,907,805)	467,630,331	452,883,464

Total investments at fair value (cost December 31, 2020: $547,191,115; cost September 30, 2020: $539,065,107)	520,996,286	502,293,365
Cash and cash equivalents	13,604,901	25,072,749
Restricted cash	4,318,964	4,427,678
Interest, dividends and fees receivable	1,849,179	1,273,014
Due from portfolio companies	650,241	527,064
Receivables from unsettled transactions	1,660,674	7,966,668
Deferred financing costs	1,877,404	2,130,020
Deferred offering costs	140,761	121,310
Other assets	7,424,294	557,776

Total assets	$552,522,704	$544,369,644

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,705,696	$1,401,709
Base management fee and incentive fee payable	1,336,019	1,663,660
Due to affiliate	1,362,685	1,165,838
Interest payable	1,478,926	1,486,077
Payables from unsettled transactions	17,267,238	4,254,635
Derivative liability at fair value	174,231	129,936
Credit facilities payable	252,756,800	256,656,800
Secured borrowings	—	10,929,578

Total liabilities	276,081,595	277,688,233
Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding as of December 31, 2020 and September 30, 2020	294,668	294,668
Additional paid-in-capital	369,199,332	369,199,332
Accumulated overdistributed earnings	(93,052,891)	(102,812,589)

Total net assets (equivalent to $9.38 and $9.05 per common share as of December 31, 2020 and September 30, 2020, respectively)	276,441,109	266,681,411

Total liabilities and net assets	$552,522,704	$544,369,644

Oaktree Strategic Income Corporation

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31, 2020	Three months ended September 30, 2020	Three months ended December 31, 2019
Interest income:
Control investments	$—	$—	$1,436,726
Non-control/Non-affiliate investments	7,686,948	7,729,181	9,744,449
Interest on cash and cash equivalents	765	1,167	30,710

Total interest income	7,687,713	7,730,348	11,211,885

PIK interest income:
Non-control/Non-affiliate investments	1,083,572	938,550	3,563

Total PIK interest income	1,083,572	938,550	3,563

Fee income:
Non-control/Non-affiliate investments	215,460	277,251	387,665

Total fee income	215,460	277,251	387,665

Dividend income:
Non-control/Non-affiliate investments	—	6,008	—

Total dividend income	—	6,008	—

Total investment income	8,986,745	8,952,157	11,603,113

Expenses:
Base management fee	1,303,342	1,320,373	1,505,526
Part I incentive fee	32,655	343,265	992,138
Professional fees	1,069,398	436,064	373,186
Directors fees	105,000	105,000	105,000
Interest expense	2,095,449	2,532,597	3,426,891
Administrator expense	216,730	214,695	249,914
General and administrative expenses	163,945	254,527	273,479

Total expenses	4,986,519	5,206,521	6,926,134
Fees waived	—	—	(50,601)

Net expenses	4,986,519	5,206,521	6,875,533

Net investment income	4,000,226	3,745,636	4,727,580

Unrealized appreciation (depreciation):
Control investments	4,956,054	4,450,718	(135,068)
Non-control/Non-affiliate investments	5,620,859	12,365,551	2,251,040
Foreign currency forward contract	(44,295)	(411,053)	(189,588)

Net unrealized appreciation (depreciation)	10,532,618	16,405,216	1,926,384

Realized gains (losses):
Non-control/Non-affiliate investments	(291,665)	223,723	(277,225)
Foreign currency forward contract	(208,800)	281,117	(242,485)

Net realized gains (losses)	(500,465)	504,840	(519,710)

Net realized and unrealized gains (losses)	10,032,153	16,910,056	1,406,674

Net increase (decrease) in net assets resulting from operations	$14,032,379	$20,655,692	$6,134,254

Net investment income per common share — basic and diluted	$0.14	$0.13	$0.16
Earnings (loss) per common share — basic and diluted	$0.48	$0.70	$0.21
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768